Exhibit 10.40
AMENDMENT #5
CARDTRONICS, INC.
(formerly Cardtronics Group, Inc.)
2001 STOCK INCENTIVE PLAN
     Whereas on June 4, 2001, Cardtronics, Inc. (the “Company”) adopted the CARDTRONICS GROUP, INC. 2001 STOCK INCENTIVE PLAN (the “Plan”).
     Whereas, initially the Plan provided that the aggregate number of shares of Common Stock that may be issued under the Plan was 400,920 shares.
     Whereas, as expressly provided for in the Plan the aggregate number of shares of Common Stock that may be issued under the Plan automatically increased to 476,114 upon the subsequent aggregate capital contribution to the Company of $5,000,000 by Summit Capital II, L.P., and Summit Capital Parallel II, L.P.(now known as CapStreet II, L.P., and CapStreet Parallel II, L.P. and herein collectively called “CapStreet”), which occurred on or about January 31, 2002.
     Whereas, heretofore the Plan has been previously amended on several occasions pursuant to the consent or vote of a majority of the Shareholder such that the aggregate number of shares of Common Stock that could be issued under the Plan had been increased to 850,000; and
     Whereas, by the written consent of a majority of the Shareholders, the maximum number of shares that may be issued under the Plan has been increased to 875,000.
     Now therefore, Section V(a) of the Plan is hereby amended such that nothing to the contrary in said section and subject to adjustment in the same manner as provided in Paragraph VIII with respect to shares of Common Stock subject to Options then outstanding, the aggregate number of shares of Common Stock that may be issued under the Plan shall not exceed 875,000.
Dated: November 26, 2007.

CARDTRONICS, INC.
By:	/s/ Michael E. Keller
Michael E. Keller, Secretary

Cardtronics, Inc.
2001 Stock Incentive Plan
Amendment #5